OMNIBUS AMENDMENT

THIS OMNIBUS AMENDMENT, dated as of July 3, 2013 (this “Amendment”), by and between INFUSION BRANDS INTERNATIONAL, INC., a Nevada corporation (the “Company”), and VICIS CAPITAL MASTER FUND (“Vicis”), a sub-trust of Vicis Capital Master Series Trust, a unit trust organized and existing under the laws of the Cayman Islands, is entered into with reference to the following facts:

WHEREAS, the Company and Vicis are parties to that certain Securities Purchase Agreement dated as of December 14, 2011 (the “Purchase Agreement”);

WHEREAS, the Company previously issued and sold to Vicis 11,500,000 preferred shares of the Company’s Series G Convertible Preferred Stock, which are convertible into shares of common stock of the Company, par value $0.00001 per share, and which have such terms, rights and preferences as are set forth in the Certificate of Designation, Preferences, and Rights of Series G Convertible Preferred Stock of the Company (the “Certificate of Designation”);

WHEREAS, the Company issued to Vicis that certain promissory note dated as of September 12, 2012 in the principal amount of Two Million Dollars ($2,000,000) (the “Note”), and Vicis has funded an additional $810,000 to the Company which has not been documented in the form of an additional promissory note;

WHEREAS, the parties desire to (i) amend and restate the Note in order to increase its principal amount to reflect additional amounts funded to the Company by Vicis, (ii) extend the maturity date of the Note, and to amend and restate the Certificate of Designation, and (iii) grant the Company an option to redeem all Company securities currently held by Vicis.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in or incorporated by reference into this Amendment and intending to be legally bound hereby, the parties hereto agree as follows:

1.                  Amendment and Restatement of Note. The Company shall deliver to Vicis an amended and restated promissory note in the form set forth on Exhibit A hereto (the “Amended Note”), and upon receipt thereof Vicis shall deliver the Note to the Company for cancellation.

2.                  Amendment of Certificate of Designation. The Company shall amend the Certificate of Designation in the form of amendment set forth as Exhibit B hereto by filing such amendment with the Secretary of State of Nevada as soon as practicable after the date hereof, not to exceed three business days after the date hereof.

3.                  Optional Redemption.

(a)                At any time from the date hereof until on or before June 30, 2014 (unless sooner terminated by mutual written agreement of Vicis and the Company) (the “Termination Date”), the Company shall have the option (the “Option”) to redeem all, but not less than all, of the securities held by Vicis set forth on Exhibit C hereto (the “Securities”) for a price of Twelve Million Dollars ($12,000,000) cash (the “Securities Redemption Price”). The term “Securities” shall include, for the avoidance of doubt, all securities issued in substitution of or exchange for, or on account of, any such Securities, including, but not limited to, securities issued upon a conversion, stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, combination of shares, spinoff or otherwise, and all rights, powers and privileges that attach to any such Securities, including, but not limited to, voting rights, preferential rights, liquidiation rights, dividends of any type whether accrued, unpaid, or otherwise, interest, appreciation, distributions, and all other rights, powers and privileges appertaining to any such Securities as the case may be.

1

(b)               The Company may exercise the Option by delivering written notice to Vicis, at any time prior to the Termination Date, of the Company’s intent to exercise the Option (the “Exercise Notice”). The closing of the sale and redemption of the Securities shall take place at a time and date mutually agreeable to Vicis and the Company, which shall be no later than ten (10) days after the date that the Exercise Notice is given to Vicis (the “Closing”), it being understood that such date for Closing may be after the Termination Date. The Closing shall occur at the offices of legal counsel for Vicis, or at such other location (which may include the waiver of any physical closing and the exchange of executed documentation by facsimile or electronic transmission or otherwise), as may be agreed to by Vicis and the Company. If the parties do not mutually agree to a time and date for the Closing, the Closing shall occur at 10:00 a.m., Eastern Prevailing Time, on the tenth (10th) day after the date that the Exercise Notice is given to Vicis. At the Closing, (a) Vicis shall deliver to Company the certificates or instruments evidencing the Securities in negotiable form or accompanied by an executed stock power or instrument of transfer in a form acceptable to Company, and (b) Company shall deliver to Vicis payment of the Securities Redemption Price.

(c)                Vicis represents that it (i) has good and marketable title to the Securities free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws, and (ii) has full and unrestricted legal right, power and authority to sell, assign and transfer such Securities to the Company without obtaining the consent or approval of any other person or governmental authority.

(d)               Nothing in this Amendment shall convey upon the Company any rights with respect to, or deny Vicis of any rights as a securityholder of, the Securities prior to the exercise of the Option and the transfer of the Securities pursuant to the terms and conditions set forth herein.

(e)                As long as this Option remains outstanding, Vicis shall not sell, convey, transfer, exchange, or otherwise dispose of any of the Securities or any interest therein or create, incur, or permit to exist any pledge, mortgage, lien, charge, encumbrance, or any security interest whatsoever with respect to any of the Securities, unless the following conditions are satisfied: (i) all of the Securities are sold in a single transaction and (ii) the purchaser thereof agrees in writing that the Option remains in effect following such sale pursuant to the terms of this Section 3.

2

4.                  Company Representations.

(a)                The Company hereby represents that it has obtained all authorizations of its Board of Directors and stockholders necessary to effect the transactions contemplated hereby and such authorizations remain in effect.

(b)               The Company hereby represents that each of the representations and warranties contained in Sections 3.1(b) through 3.1(e) of the Purchase Agreement is true as of the date hereof as if made with respect to the date hereof.

5.                  Effect of Amendments. Nothing herein invalidates or shall impair or release any covenants, conditions, agreements or stipulations in the Note (as amended and restated by the Amended Note) or the Series G Convertible Preferred Stock, except as such is modified herein, and the same shall continue in full force and effect; (b) nothing herein affects, invalidates, impairs or releases it from its obligations to repay the Note (as amended and restated by the Amended Note) or amounts owing with respect to the Series G Convertible Preferred Stock; and (c) nothing herein shall be deemed a waiver by Vicis of any rights it may have against any party with respect to any other documents ancillary to the Note (as amended and restated by the Amended Note), this Amendment, or the Transaction Documents (as defined in the Purchase Agreement).

6.                  Miscellaneous. Sections 5.2 through 5.14 of the Purchase Agreement are incorporated herein by reference as if set forth in full herein (as if the term “Agreement” were referring to this Amendment and the term “Transaction Documents” included the Amended Note and this Amendment).

[Signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first written above.

COMPANY:

INFUSION BRANDS INTERNATIONAL, INC.

By: /s/Robert DeCecco

Name: Robert DeCecco

Title: CEO

VICIS:

VICIS CAPITAL MASTER FUND,

a sub-trust of Vicis Capital Master Series Trust

By: Vicis Capital, LLC, its investment advisor

By: /s/ Keith Hughes

Name: Keith Hughes

Title: Chief Financial Officer